EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2025 Fourth Quarter Results

Fourth Quarter North American Comparable Sales Increased 5.5%
Fourth Quarter Gross Margin Increased 200 Basis Points to 38.2%
Fourth Quarter Earnings Per Share Increased 48.7% to $1.16
Board Approves New Stock Repurchase Authorization

LYNNWOOD, Wash., March 12, 2026 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the fourth quarter and year ended January 31, 2026.

Net sales for the fourth quarter ended January 31, 2026 (13 weeks) increased 4.4% to $291.3 million from $279.2 million in the fourth quarter ended February 1, 2025 (13 weeks). Comparable sales for the thirteen weeks ended January 31, 2026, increased 2.2%. Net income in the fourth quarter of fiscal 2025 increased 32.5% to $19.6 million, or $1.16 per share, compared to net income of $14.8 million, or $0.78 per share, in the fourth quarter of the prior fiscal year.

Total net sales for the twelve months (52 weeks) ended January 31, 2026, increased 4.5% to $929.1 million from $889.2 million reported for the twelve months (52 weeks) ended February 1, 2025. Comparable sales increased 4.3% for the fifty-two weeks ended January 31, 2026. Net income for fiscal 2025 increased $15.1 million to $13.4 million, or $0.78 per share, compared to a net loss of $1.7 million, or $0.09 per share in fiscal 2024. Fiscal 2025 was negatively impacted by $3.6 million, or approximately $0.15 per diluted share related to the settlement of a wage and hours lawsuit in California.

As of January 31, 2026, the Company had cash and current marketable securities of $160.6 million compared to cash and current marketable securities of $147.6 million as of February 1, 2025. The increase was primarily driven by higher cash flow from operations, partially offset by share repurchases and capital expenditures. The Company repurchased 2.7 million shares during fiscal 2025 at an average cost of $14.18 per share and a total cost of $38.3 million.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “Our fourth quarter performance was highlighted by strong full price selling in North America which fueled mid-single digit comparable sales growth in the region and meaningful gross margin expansion. In addition to these results, our focus on assortment and full price selling in the European business drove 250 basis points of improvement in product margin year over year. Fiscal 2025 represented an important step towards returning to historical levels of sales and earnings, and while we still have work to do, our results underscore the success of our recent merchandise assortments, customer experience and expense management. We started the new year with good momentum and believe we have the right plans in place to build on our recent progress including generating increased cash which we’ll deploy to drive growth and enhanced shareholder value.”

Fiscal First Quarter-to-Date Sales

Total first quarter-to-date sales for the four weeks ended February 28, 2026, increased 9.8%, from the four weeks ended March 1, 2025. Comparable sales for the four weeks ended February 28, 2026, increased 7.5% from the four weeks ended March 1, 2025. From a regional perspective, comparable sales for North America increased 6.0% and other international comparable sales increased 13.2%.

Fiscal 2026 First Quarter Outlook

The Company is introducing guidance for the three months ending May 2, 2026. Net sales are projected to be in the range of $189 to $193 million. Earnings per share are expected to be between a loss of $0.77 and a loss of $0.87.

In fiscal 2026 the Company currently intends to open approximately 5 new stores all located in North America and close roughly 25 stores, including 20 in the US and 5 in Europe.

Stock Repurchase Authorization

On March 11, 2026, the Board of Directors of Zumiez Inc. approved the repurchase of up to an aggregate of $40 million of common stock. The repurchase program is expected to continue through January 29, 2028, unless the time-period is extended or shortened by the Board of Directors. The repurchase program supersedes the prior authorization approved by the Board of Directors on June 4, 2025 that was set to expire on June 30, 2026.

Conference call Information

To access the conference call, please pre-register using this link (Registration Link) Registrants will receive confirmation with dial-in details. The conference call will also be available to interested parties through a live webcast at https://ir.zumiez.com. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at https://ir.zumiez.com.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of February 28, 2026, we operated 716 stores, including 560 in the United States, 45 in Canada, 83 in Europe and 28 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations, but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2023 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Darin White
Vice President of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)
	Three Months Ended
	January 31,	% of	February 1,	% of
	2026	Sales	2025	Sales
	(Unaudited)		(Unaudited)
Net sales	$291,308	100.0%	279,160	100.0%
Cost of goods sold	179,909	61.8%	178,127	63.8%
Gross profit	111,399	38.2%	101,033	36.2%
Selling, general and administrative expenses	86,366	29.6%	80,903	29.0%
Operating profit	25,033	8.6%	20,130	7.2%
Interest income, net	784	0.3%	742	0.3%
Other income (expense), net	719	0.2%	(915)	-0.3%
Earnings before income taxes	26,536	9.1%	19,957	7.2%
Provision for income taxes	6,986	2.4%	5,203	1.9%
Net income	$19,550	6.7%	$14,754	5.3%
Basic earnings per share	$1.22		$0.80
Diluted earnings per share	$1.16		$0.78
Weighted average shares used in computation of earnings per share:
Basic	16,087		18,464
Diluted	16,800		18,806

	Fiscal Year Ended
	January 31,	% of	February 1,	% of
	2026	Sales	2025	Sales
	(Unaudited)
Net sales	$929,057	100.0%	$889,202	100.0%
Cost of goods sold	596,522	64.2%	586,162	65.9%
Gross profit	332,535	35.8%	303,040	34.1%
Selling, general and administrative expenses	315,494	34.0%	301,090	33.9%
Operating profit	17,041	1.8%	1,950	0.2%
Interest income, net	4,673	0.5%	4,205	0.5%
Other income (expense), net	2,349	0.3%	(2,078)	-0.2%
Earnings before income taxes	24,063	2.6%	4,077	0.5%
Provision for income taxes	10,686	1.2%	5,790	0.7%
Net income (loss)	$13,377	1.4%	$(1,713)	-0.2%
Basic earnings (loss) per share	$0.80		$(0.09)
Diluted earnings (loss) per share	$0.78		$(0.09)
Weighted average shares used in computation of earnings (loss) per share:
Basic	16,773		18,918
Diluted	17,248		18,918

ZUMIEZ INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
	January 31, 2026	February 1, 2025
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$127,860	$112,668
Marketable securities	32,764	34,890
Receivables	13,957	12,825
Inventories	146,995	146,648
Prepaid expenses and other current assets	14,407	15,354
Total current assets	335,983	322,385
Fixed assets, net	72,813	80,178
Operating lease right-of-use assets	185,604	183,235
Goodwill	15,519	15,258
Intangible assets, net	15,513	13,577
Deferred tax assets, net	6,349	8,684
Other long-term assets	12,390	11,564
Total long-term assets	308,188	312,496
Total assets	$644,171	$634,881

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$49,150	$49,389
Accrued payroll and payroll taxes	28,221	21,962
Operating lease liabilities	54,023	56,009
Other current liabilities	36,136	28,154
Total current liabilities	167,530	155,514
Long-term operating lease liabilities	145,306	143,812
Other long-term liabilities	7,050	6,578
Total long-term liabilities	152,356	150,390
Total liabilities	319,886	305,904

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—
Common stock, no par value, 50,000 shares authorized; 16,971 shares issued and outstanding at January 31, 2026 and 19,159 shares issued and outstanding at February 1, 2025	211,764	203,581
Accumulated other comprehensive loss	(11,438)	(23,778)
Retained earnings	123,959	149,174
Total shareholders’ equity	324,285	328,977
Total liabilities and shareholders’ equity	$644,171	$634,881

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)
	Fiscal Year Ended
	January 31, 2026	February 1, 2025
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$13,377	$(1,713)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and accretion	21,121	22,160
Noncash lease expense	63,782	64,415
Deferred taxes	2,608	(609)
Stock-based compensation expense	7,274	6,831
Impairment of goodwill and long-lived assets	1,850	1,473
Foreign currency transaction (gain) loss	(1,118)	2,145
Other	208	178
Changes in operating assets and liabilities:
Receivables	2,249	1,533
Inventories	5,092	(21,687)
Prepaid expenses and other assets	(1,647)	1,558
Trade accounts payable	(2,264)	11,698
Accrued payroll and payroll taxes	5,479	3,768
Income taxes payable	2,510	4,705
Operating lease liabilities	(69,420)	(73,564)
Other liabilities	2,373	(2,190)
Net cash provided by operating activities	53,474	20,701
Cash flows from investing activities:
Additions to fixed assets	(11,061)	(15,004)
Purchases of marketable securities and other investments	(23,098)	(2,980)
Sales and maturities of marketable securities and other investments	27,768	50,586
Net cash (used in) provided by investing activities	(6,391)	32,602
Cash flows from financing activities:
Proceeds from revolving credit facilities	6,894	3,220
Payments on revolving credit facilities	(6,894)	(3,220)
Proceeds from the issuance and exercise of stock-based awards, net of tax	909	606
Repurchase of common stock	(38,253)	(25,206)
Net cash (used in) provided by financing activities	(37,344)	(24,600)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	2,845	(1,458)
Net change in cash, cash equivalents, and restricted cash	12,584	27,245
Cash, cash equivalents, and restricted cash, beginning of period	121,529	94,284
Cash, cash equivalents, and restricted cash, end of period	$134,113	$121,529
Supplemental disclosure on cash flow information:
Accrual for purchases of fixed assets	815	109
Accrual for repurchase of common stock	339	-